EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 14, 2007
Contact:
Kevin Baehler	Mark Fleming
VP / Interim CFO	Communications & Investor Relations
920-882-5882	920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2008 FIRST QUARTER RESULTS

•	Diluted EPS from continuing operations increases 16.9 percent to a record $1.87

•	Revenue improves 2.5 percent to a record $386.5 million

•	School Specialty Science curriculum offerings exceed expectations

•	Fiscal 2008 revenue and earnings guidance confirmed

Greenville, WI, August 14, 2007—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2008 first quarter financial results. The Company reported record first quarter revenue, earnings and diluted earnings per share from continuing operations. Diluted earnings per share from continuing operations were $1.87, a 16.9 percent increase over the first quarter of fiscal 2007. Earnings from continuing operations rose $2.8 million to $40.6 million. Revenue improved to $386.5 million, a 2.5 percent increase over the same period last year.

“This year’s first quarter was the best ever for School Specialty,” said David J. Vander Zanden, Chief Executive Officer. “In spite of a slow start to the quarter, our associates delivered good overall growth, and we again improved our profit margins through cost reduction activities, supply-chain efficiencies and a continued shift in our revenue mix to the more profitable specialty products.”

The major highlight of the quarter was the Company’s success selling its science curriculum programs to schools across the country, with particularly strong activity in California’s statewide adoption process. “Our full-year revenue from the elementary science adoptions in California and South Carolina should exceed our prior estimates by about 50 percent, coming in at just over $30 million,” noted Vander Zanden. “We also had strong activity in the non-adoption ‘open territories,’ including New York City, where a majority of the schools selected our elementary science program. We are very encouraged by the broad acceptance of our core science curriculums, including our middle school offering. More educators than ever are recognizing the value of a hands-on, active-learning approach to science instruction, which is the foundation of our unique offerings.”

School Specialty has two core-curriculum science offerings: the Full Option Science System™ (FOSS®) from subsidiary Delta Education (Grades K-5), and Focus on Earth, Life and Physical Science from subsidiary CPO Science (Grades 6-8).

The Company’s Essentials segment, which provides supplies and furniture to schools across the country, reported lower revenue for the first quarter, though there was an acceleration in order activity during the latter part of the quarter which has continued through the first half of August. Historical ordering patterns have been delayed due in part to many school districts that set later start dates for fall classes, allowing them to postpone orders for a few weeks. In addition, fourth quarter delays in furniture orders continued in the first quarter as many building projects moved to the final half of the Company’s fiscal year.

President and Chief Operating Officer Thomas M. Slagle said other factors also affected the Essentials business during the first quarter. “In last year’s fourth quarter we decided to discontinue an underperforming catalog and we walked away from some low-margin bids, which with the order delays, impacted first quarter results,” noted Slagle. “Those issues are now behind us and the order flows we’re seeing through the first half of August are strengthening.”

First Quarter Financial Results

Revenue in the first quarter of fiscal 2008 was a record $386.5 million, a 2.5 percent increase over fiscal 2007 first quarter revenue. Specialty segment revenue grew $18.7 million, or 8.9 percent, in the first quarter of fiscal 2008 from $209.4 million to $228.1 million. The Specialty segment had state adoption revenue of approximately $15 million in the quarter, which was offset to some extent by a $5 million decline in mass-merchant retail sales. Essentials revenue, which was impacted by the later start dates in many school districts, was $166.1 million as compared to the $174.9 million last year. Organic revenue growth for the combined segments was 2.5 percent.

Gross margin improved by 40-basis points from 44.5 percent to 44.9 percent. The increased gross margin was related to a shift in revenue mix toward the Specialty segment, which historically has higher gross margins than the Essentials segment. Revenue from the Specialty segment increased to 56.9 percent of total revenue in the first quarter of fiscal 2008 as compared to 53.6 percent of revenue in the first quarter of fiscal 2007.

Selling, general and administrative (SG&A) expenses decreased from 26.2 percent of revenue in the first quarter of fiscal 2007 to 25.9 percent of revenue in the first quarter of fiscal 2008. SG&A expenses increased $1.3 million from $98.8 million to $100.1 million. The increase in SG&A is attributable to the incremental variable selling and distribution expenses associated with the revenue growth. These increases have been offset to some extent by continued supply-chain efficiencies and other cost reduction efforts. First quarter operating income as a percent of revenue increased to 18.9 percent in fiscal 2008 as compared to 18.3 percent in fiscal 2007. Diluted earnings per share from continuing operations increased 16.9 percent from $1.60 in fiscal 2007 to $1.87 in fiscal 2008. Earnings from continuing operations increased 7.5 percent from $37.7 million in the first quarter of fiscal 2007 to $40.6 million in fiscal 2008, which accounted for approximately $0.12 of the $0.27 growth in diluted earnings per share from continuing operations.

Diluted earnings per share, which includes the discontinued School Specialty Media (SSM) business, increased to $1.86 in fiscal 2008 from $1.57 in fiscal 2007’s first quarter, an 18.5 percent increase. Net income, which includes a net of tax loss of $0.3 million from SSM, was $40.3 million in the first quarter of fiscal 2008, as compared to the prior year’s $36.9 million, which includes a net of tax loss of $0.9 million from SSM.

On June 5, 2007, the Company announced its Board of Directors authorized the repurchase of up to $45 million of its issued and outstanding common stock. During the first quarter of fiscal 2008 the Company repurchased 445,485 shares under this authority for a net purchase price of $16.0 million. Since the beginning of fiscal 2007, the Company has repurchased 2,571,606 shares for a net purchase price of $92.5 million.

Outlook

School Specialty is confirming the fiscal 2008 revenue guidance of $1.06 billion to $1.09 billion, and diluted earnings per share from continuing operations of $2.00 to $2.20 per share. The Company continues to expect free cash flow in fiscal 2008 to be in the range of $65 million to $75 million.

Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2008 first quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today, August 14, at 10:00 a.m. Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the Investor Information section of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended
	July 28, 2007	July 29, 2006
Revenues	$386,513	$377,071
Cost of revenues	213,145	209,160

Gross profit	173,368	167,911
Selling, general and administrative expenses	100,145	98,839

Operating income	73,223	69,072
Other (income) expense:
Interest expense	5,332	6,142
Interest income	(8)	(35)
Other	1,209	1,052

Income before provision for income taxes	66,690	61,913
Provision for income taxes	26,110	24,168

Earnings from continuing operations	40,580	37,745
Earnings (loss) from operations of discontinued
School Specialty Media business unit, net of income taxes	(259)	(878)

Net income	$40,321	$36,867

Weighted average shares outstanding:
Basic	21,134	22,883
Diluted	21,732	23,523
Basic earnings per share of common stock:
Earnings from continuing operations	$1.92	$1.65
Earnings (loss) from discontinued operations	(0.01)	(0.04)

Total	$1.91	$1.61

Diluted earnings per share of common stock:
Earnings from continuing operations	$1.87	$1.60
Earnings (loss) from discontinued operations	(0.01)	(0.03)

Total	$1.86	$1.57

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	July 28, 2007	April 28, 2007	July 29, 2006
ASSETS	(Unaudited)		(Unaudited)
Current assets:
Cash and cash equivalents	$3,075	$2,386	$1,380
Accounts receivable	243,316	65,900	225,931
Inventories	198,868	177,319	171,941
Prepaid expenses and other current assets	30,689	33,246	35,932
Deferred taxes	10,331	10,201	6,693

Total current assets	486,279	289,052	441,877
Property, plant and equipment, net	76,447	77,345	79,550
Goodwill	538,257	534,488	584,319
Intangible assets, net	181,579	183,660	162,707
Other	25,517	26,334	27,790

Total assets	$1,308,079	$1,110,879	$1,296,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities—long-term debt	$133,598	$133,590	$133,560
Accounts payable	126,898	77,794	120,048
Other accrued liabilities	82,463	43,565	73,107

Total current liabilities	342,959	254,949	326,715
Long-term debt—less current maturities	366,987	293,139	331,784
Deferred taxes and other	54,213	50,246	50,674

Total liabilities	764,159	598,334	709,173

Total shareholders' equity	543,920	512,545	587,070

Total liabilities and shareholders' equity	$1,308,079	$1,110,879	$1,296,243

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Three Months Ended
	July 28, 2007	July 29, 2006
Cash flows from operating activities:
Net income	$40,321	$36,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	6,305	6,318
Amortization of development costs	3,221	1,866
Amortization of debt fees and other	508	247
Share-based compensation expense	1,503	1,214
Deferred taxes	3,087	2,161
Gain on disposal of property, equipment and other	(4)	(21)
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(177,390)	(165,476)
Inventories	(21,412)	(12,836)
Deferred catalog costs	2,915	5,635
Prepaid expenses and other current assets	(298)	7,665
Accounts payable	49,306	45,337
Accrued liabilities	39,626	37,494

Net cash used in operating activities	(52,312)	(33,529)

Cash flows from investing activities:
Additions to property, plant and equipment	(3,445)	(6,679)
Investment in intangible and other assets	—	(102)
Investment in product development costs	(2,923)	(2,369)
Proceeds from disposal of property, plant and equipment	15	604

Net cash used in investing activities	(6,353)	(8,546)

Cash flows from financing activities:
Proceeds from bank borrowings	199,000	317,600
Repayment of debt and capital leases	(125,144)	(269,483)
Purchase of treasury stock	(15,989)	(7,575)
Proceeds from exercise of stock options	1,310	510
Excess income tax benefit from exercise of stock options	177	—

Net cash provided by financing activities	59,354	41,052

Net increase (decrease) in cash and cash equivalents	689	(1,023)
Cash and cash equivalents, beginning of period	2,386	2,403

Cash and cash equivalents, end of period	$3,075	$1,380

Free cash flow reconciliation:
Net cash used in operating activities	$(52,312)	$(33,529)
Additions to property and equipment	(3,445)	(6,679)
Investment in development costs	(2,923)	(2,369)
Proceeds from disposal of property and equipment	15	604

Free cash flow	$(58,665)	$(41,973)

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2008

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	1Q08-QTD	1Q07-QTD	Change $	Change %	1Q08-QTD	1Q07-QTD
Revenues
Specialty	$228,139	$209,468	$18,671	8.9%	58.9%	55.6%
Essentials	166,131	174,851	(8,720)	-5.0%	43.1%	46.4%
Corporate	168	175	(7)	-4.0%	0.0%	0.0%
Intercompany Eliminations	(7,925)	(7,423)	(502)	6.8%	-2.0%	-2.0%

Total Revenues	$386,513	$377,071	$9,442	2.5%	100.0%	100.0%

					% of Revenues
	1Q08-QTD	1Q07-QTD	Change $	Change %	1Q08-QTD	1Q07-QTD
Gross Profit
Specialty	$118,661	$109,582	$9,079	8.3%	68.3%	65.4%
Essentials	55,948	58,928	(2,980)	-5.1%	32.3%	35.1%
Corporate	168	175	(7)	-4.0%	0.1%	0.1%
Intercompany Eliminations	(1,409)	(774)	(635)	82.0%	-0.7%	-0.6%

Total Gross Profit	$173,368	$167,911	$5,457	3.3%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	1Q08-QTD	1Q07-QTD
Specialty	52.0%	52.3%
Essentials	33.7%	33.7%
Corporate	100.0%	100.0%
Intercompany Eliminations	17.8%	10.4%
Total Gross Margin	44.9%	44.5%